YARN AND FINISHED GOODS AGREEMENT


     THIS YARN AND FINISHED GOODS AGREEMENT (the "Agreement") dated as of June 3, 1996 by and among T-C THREADS, INC., d/b/a THREADS USA ("TUSA"), a Tennessee corporation, THREADS OF PUERTO RICO, INC. ("TPR"), a North Carolina corporation, PRODUCTOS PARA LA INDUSTRIA DE LA MAQUILA, S.A. PRIMA, a Honduras corporation ("Prima"), HILOS Y ACCESORIOS, S.A. DE C.V., a Mexico corporation ("Hilos") and DIXIE YARNS, INC. ("Dixie"), a Tennessee corporation (TUSA, TPR, Prima and Hilos are sometimes collectively referred to herein as "Threads") and AMERICAN & EFIRD, INC., a North Carolina corporation (the "Buyer").

     W I T N E S S E T H:

     WHEREAS, Threads, the Buyer and Dixie have entered into that certain Asset Purchase Agreement dated May 23, 1996 (the "Asset Purchase
Agreement") pursuant to which the Buyer has agreed to purchase and Threads and Dixie have agreed to sell to the Buyer the Assets (as such capitalized term is defined in Section 3 of the Asset Purchase Agreement); and

     WHEREAS, pursuant to Section 4 of the Asset Purchase Agreement, the parties hereto have agreed to enter into this Agreement for the purposes of agreeing upon the disposition of certain assets of Threads, which were not included as Assets to be transferred to the Buyer under the terms of the Asset Purchase Agreement, as more particularly set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:



1. TERMS. All terms used herein without definition, unless the context clearly requires otherwise, shall have the meanings provided therefor in the Asset Purchase Agreement.

2. DISPOSITION OF GREIGE YARN. All greige yarn owned by Threads (the "Yarn") as of the Closing Date (the "Threads Yarn Inventory") will be inventoried on a case controlled basis and remain the property of Threads. The report of inventory taken as of the Closing Date by Threads and the Buyer is identified and summarized on Schedule A (the "Yarn Inventory") attached hereto and a copy of such inventory has been delivered to Threads and the Buyer. For a period not to exceed six (6) months from the Closing Date, the Buyer agrees to use the Yarn in the production of Threads USA branded products (the "Threads Branded Products") as needed, and the Buyer will use its best efforts, consistent with past practices of Threads, to use the Yarn on a first in, first out ("FIFO") basis. To the extent practicable, the Buyer agrees to use the Yarn in its manufacturing process prior to its use of greige yarn acquired from other sources. The Buyer has the right to exclude from the production of the Threads Branded Products any Yarn that is (i) defective, (ii) obsolete, (iii) more than six (6) months old as of the Closing Date, (iv) not in the Buyer's or Threads' line of business, or (v) does not meet the Quality Standards, as such term is defined in Section 11(y) of the Asset Purchase Agreement. The Buyer shall provide Threads with prompt notice of the identification of any Yarn to be excluded hereunder.

     The Buyer shall, upon the request of Threads, dye and wind up to ten percent (10%) of the Threads Yarn Inventory with all costs in connection therewith to be borne by Threads at the Buyer's standard costs plus ten percent (10%).

3.  PAYMENT FOR YARN USED IN PRODUCTION OF THREADS BRANDED PRODUCTS.

(a) The Buyer agrees to pay Threads for all of the Yarn put in-process in connection with the production of Threads Branded Products, or sold by the Buyer, according to the greige yarn price schedule set forth on Schedule B (the "Price Schedule").

(b) Any Yarn sold that is returned by a customer pursuant to mutual agreement of the Buyer and Threads will be placed back into the Threads Yarn Inventory. Accordingly, the Buyer will be entitled to a credit equal to the amount the Buyer paid for the Yarn under the provisions of this Paragraph 3 and the Buyer may deduct that credit from the Weekly Payment (defined below) paid to Threads provided in subparagraph (c) herein.

(c) At the end of each accounting week of the Buyer ("Week"), the Buyer will determine the total price (based on the Price Schedule) of all of the Yarn put in-process or sold by the Buyer during the Week less the value of the Yarn returned by customers and will pay the balance, if any, to Threads within ten (10) days following the last day of the Week (the "Weekly Payment"). All Weekly Payments shall be made by check payable to Dixie Yarns, Inc. and sent by regular mail addressed to Threads at the address provided in Paragraph 15 herein or such other address as may be provided in writing to the Buyer (effective upon receipt by the Buyer of such change of address).

4.  SHIPMENT OF YARN UPON REQUEST OF THREADS.

(a) At any time after the Closing Date, an authorized representative of Threads may request in writing to a designated representative of the Buyer that the Yarn be shipped to a specific customer, provided such customer is fully informed and agreeable to the shipment of the Yarn. All shipments of Yarn pursuant to this Paragraph 4 must be approved by the Buyer, which approval shall not be unreasonably withheld and shall specifically not be withheld due to the price of the Yarn exceeding the prices specified in
Section 3(a) hereof, unless the Buyer is willing to commit to purchase such Yarn.

(b) All shipments of Yarn under this Paragraph 4 will be considered direct sales from Threads to the customer. Threads will be responsible for the billing, credit risk and freight costs associated with the shipment of the Yarn to the customer. In connection with its services rendered in handling and facilitating the shipment, the Buyer shall charge and receive from Threads a storage and handling fee of five percent (5%) (the "Handling Fee") of the price of the Yarn shipped as shown on the Price Schedule. The Buyer shall invoice Threads for the Handling Fee and Threads shall pay the Buyer within thirty (30) days from the invoice date (shipment date).

5. RETURN OR PURCHASE OF THE YARN. Six (6) months following the Closing Date, the Buyer will return all of the unused Yarn to Threads at the address provided in Paragraph 15 herein or to a location specified by Threads (all costs, risk and freight incurred in the return of the Yarn is to be borne by Threads) or pay for any unused Yarn in accordance with the Price Schedule. Any Yarn returned to Threads hereunder may thereafter be sold by Threads, and Threads shall be entitled to use the Threads USA name for product identification purposes only with respect to any Yarn sold by it.

6.  DISPOSITION OF FINISHED GOODS.

(a) Threads will retain ownership of all thread finished goods (the "Closing Finished Goods") inventoried by Threads and the Buyer as of the Closing Date. The report of Closing Finished Goods inventory taken as of the Closing Date by Threads and the Buyer is identified and summarized on Schedule C attached hereto (the "Threads Finished Goods Inventory") and a copy of such inventory has been delivered to the Buyer and Threads. All such Closing Finished Goods shall be inventoried on a case controlled basis. Sales representatives of the Buyer (including sales representatives retained by the Buyer from Threads pursuant to Paragraph 9 herein), will sell such Closing Finished Goods and all finished goods sold by Threads prior to Closing and returned by Threads' customers thereafter (together with the Closing Finished Goods, "Finished Goods") on an exclusive basis to existing customers of Threads and new customers of the Buyer, making all reasonable efforts to maintain sales proportions in existing channels of distribution. The Buyer will maintain existing Threads products within each product line until the earlier of six (6) months from the Closing Date or until all Yarn and Finished Goods within such product line are sold, returned to Threads or disposed of in accordance with the terms of this Agreement. The Buyer will sell the Finished Goods to customers based on market prices in effect from time to time (the "Finished Goods Selling Price"). The Buyer will use its best efforts, consistent with past practices of Threads, to sell the Finished Goods to customers on a FIFO basis; provided, however, the Buyer has the right to exclude Finished Goods that (i) do not meet the Quality Standards, (ii) are identified as damaged prior to Closing or (iii) are over two (2) years old as of the Closing Date. To the extent practicable, Buyer agrees to sell Finished Goods prior to selling finished goods of the Buyer that are within Threads' existing product line.

(b) All Finished Goods held under consignment arrangements at the locations identified on Schedule D will continue to be owned by TUSA until title is transferred pursuant to the terms of the consignment agreements and consignment arrangements identified on such schedule (the "Consignment Agreements"). TUSA hereby appoints the Buyer as its agent for the purpose of shipping goods to consignees and conducting inspections of such goods, all pursuant to the terms of the Consignment Agreements. Any purchase of Finished Goods by a consignee pursuant to the terms of a Consignment Agreement shall be deemed to be a sale of such Finished Goods within the meaning of Paragraph 6(a) hereof. Threads and Dixie hereby authorize the Buyer to continue to ship Finished Goods to the entities listed on Schedule H hereto, notwithstanding the absence of a written agreement regarding such shipments, on terms substantialy similar to those employed by Threads and/or Dixie prior to the date hereof.

(c) Nothing contained herein shall require the Buyer to ship any additional Finished Goods to Mexico or Honduras nor require the Buyer to maintain for longer than the ninety (90) day period beginning on the Closing Date the existing channels of distribution in Mexico or Honduras, provided that upon the expiration of such ninety (90) day period, the Buyer, at its sole cost and expense, shall ship all unsold Finished Goods from Mexico and Honduras to one or more appropriate United States facilities at which other Finished Goods are located.

7. PAYMENTS TO THREADS FOR FINISHED GOODS SOLD. At the end of each Week, the Buyer will determine the total Finished Goods Selling Price of all Finished Goods sold during such Week (net of discounts, if any), excluding freight out, and deduct any returns or adjustments as provided in Paragraph 8(a)(i) and 8(b). The resulting sum is herein referred to as the "Net Finished Goods Sales". The Buyer will submit the sales information and results to Threads in the form of a Weekly Sales and Cost Report substantially in the form of Schedule E (the "Weekly Sales and Cost Report") attached hereto and pay to Threads on a 10 day basis from the end of the Week an amount (such amount hereinafter referred to as the "Threads Payment") equal to seventy-five percent (75%) of the Net Finished Goods Sales, less the amount of (i) any returns or adjustments as provided in Paragraph 8(a)(ii) and (ii) sales commissions as provided in Paragraph 9; provided, however, that if the Threads Payment determined in accordance with this Paragraph 7 is a negative number, then Threads shall pay to the Buyer, within 10 days following the end of the Week, such amount (as if such amount were a positive number).

8. DEDUCTIONS AND CREDITS RELATED TO THE BUYER SELLING THREADS FINISHED GOODS AFTER THE CLOSING DATE.

(a) The Buyer shall issue credits for the return of Threads Finished Goods ("Return Credits") sold after the Closing Date (the "Returned Finished Goods") and returned after the Closing Date by a customer on a basis consistent with the policy used by the Buyer for returns of its own finished goods. Notwithstanding this commitment by the Buyer, with respect to such Finished Goods returned for customer accommodation (that is, where there is no shipping error, order entry error, or quality problem ("Customer Accommodation")), the Buyer shall not accept such goods and issue a return credit when the amount of such return credit would equal or exceed $5,000 without the consent of Threads. In addition, should Customer Accommodations, as reported on the Threads Sales Summary in the aggregate exceed $200,000 subsequent to the Closing Date, the Buyer shall not accept goods or issue a return credit when the amount of such return credit would equal or exceed $2,500 without the consent of Threads. Further, should Customer Accommodations, as reported on the Threads Sales Summary, in the aggregate exceed $300,000 subsequent to the Closing Date, the Buyer shall not accept goods or issue a return credit when the amount of such return credit would equal or exceed $1,000 without the consent of Threads. In each instance above, Threads' consent will not be unreasonably withheld. If, subsequent to the Closing Date, the Buyer alters the reporting of reason codes on the Threads Sales Summary (that is, no longer reports customer accommodations separately), the Buyer and Threads will use best efforts to accomplish the intent of this paragraph, and at a minimum, the Buyer shall furnish Threads with copies of any return credits indicating the reason for the return credit.

  (i) Non-quality Related Returns. Finished Goods sold after the Closing and returned to the Buyer without a quality problem will be returned to the Threads Finished Goods Inventory. The credit issued to the customer will be reflected as a negative sale and cost of goods on the Weekly Sales and Cost Report in the manner provided in Paragraph 7 above.

  (ii) Quality Related Returns. Finished Goods sold after the Closing and returned to the Buyer with a quality problem will be returned to Threads or to a location specified by Threads (freight collect). The cost of the goods sold paid to Threads by the Buyer and freight paid (if any), will be reflected as a deduction from the weekly Threads Payment in the Weekly Sales and Cost Report in the manner provided in Paragraph 7 above.

(b) Price Adjustments: Any customer credit (or debit) invoice issued by the Buyer to correct a unit price in the original invoice for sales of Finished Goods sold after the Closing will be reflected as a negative (or positive) sale and cost of goods on the Weekly Sales and Cost Report in the manner provided in Paragraph 7 above.

9.  SALES INCENTIVES; SALES OF FINISHED GOODS INVENTORY.

(a) The Buyer agrees to pay the Buyer's sales representatives (including sales representatives retained by the Buyer from Threads) an additional incentive commission for sales of specified Finished Goods not to exceed 2.25% over the regular commission (the "Additional Commission"), provided that Threads shall pre-approve the amount of the Additional Commission and shall specify the Finished Goods to which the Additional Commission applies in advance of any sales. Fifty percent (50%) of the Additional Commission, if any, will be paid by Threads and will be deducted in the manner provided in Paragraph 7 above. Notwithstanding anything contained herein to the contrary, the parties may from time to time agree to increase the Additional Commission above 2.25% for specified Finished Goods.

(b) After the Closing Date, the Buyer will permit an authorized Threads representative (the "Threads Representative") to assist the Buyer in selling the remaining Threads Finished Goods Inventory; provided, however, all direct contacts by Threads to the Buyer's customers or Threads customers, and the terms of sale, must have the prior approval of the Executive Vice President or President of the Buyer (which approval will not be unreasonably withheld). Threads Representatives shall be allowed on site only with the prior approval of the Buyer, which approval shall not be unreasonably withheld. Threads agrees to make available a Threads Representative for meetings (at least monthly) with the Buyer's Executive Vice President to review the remaining Threads Finished Goods Inventory.

10.  DISPOSAL AND RETURN OF FINISHED GOODS.

(a) At the end of one year from the Closing Date, the Buyer and Threads will agree on a plan (not more than six months in duration) to dispose of the remaining Threads Finished Goods Inventory. The Buyer agrees to cooperate with additional processing of the Finished Goods to make the Finished Goods more salable (by re-dyeing or re-packaging), with all costs incurred by the Buyer to be borne by Threads at the Buyer's standard costs.

(b) All Finished Goods unsold at the end of eighteen (18) months after the Closing Date, at the option of the Buyer, will be returned to Threads at the address provided in Paragraph 15 herein (or to a location specified by Threads in writing (with all freight costs to be borne by Threads)) or will be purchased by the Buyer for an amount equal to seventy-five percent (75%) of the average selling price to customers of the Buyer over the previous eighteen (18) months. Any Finished Goods returned to Threads hereunder may thereafter be sold by Threads, and Threads shall be entitled to use the Threads USA name for product identification purposes only with respect to any Finished Goods sold by it.

11. QUALITY COMPLAINTS AND CLAIMS. Threads will be responsible for all out of pocket costs and expenses relating to any quality complaints or claims regarding (a) the Yarn, either sold as is or processed as finished goods by the Buyer and (b) the Finished Goods. The Buyer will not assert a quality claim against Threads related to the Yarn if the Yarn meets the "Quality Standards," a copy of which is attached hereto as Schedule F (the "Quality Standards"). Threads warrants that it has not made any representations to customers with respect to first quality Yarn inconsistent with the Quality Standards attached hereto. All disputes regarding quality complaints and claims shall be resolved in the manner provided in Paragraph 21 herein.

12. TITLE TO YARN AND FINISHED GOODS. Threads represents and warrants as of the Closing Date that the Yarn and Closing Finished Goods are free from all liens and encumbrances of any nature whatsoever and that Threads has good marketable title to the same. At all times prior to the sale of the Yarn (as provided in Paragraph 2), the Yarn being put in-process by the Buyer (as provided in Paragraph 3) or sale of the Finished Goods (as provided in Paragraph 6), title shall remain with Threads, provided, however, that upon a sale or putting in-process by the Buyer of Yarn or Finished Goods to the Buyer, title to such Yarn and Finished Goods sold shall be automatically vested in the Buyer.

13.  STORAGE; RISK OF LOSS; INSURANCE.

(a) The Buyer agrees to provide Dixie with weekly, monthly and quarterly reports relating to the Yarn and Finished Goods as set forth on Schedule G (each of which reports listed on Schedule G the Sellers warrant is currently being produced on such schedule on software listed in the exhibits to the Computer Systems and Administrative Services Agreement) within 5 days following the end of each reporting period from and after the Closing Date and a quarterly physical inventory of the Yarn and Finished Goods in its possession within 14 days following the end of each fiscal quarter, commencing with the Buyer's fiscal year ending September 29, 1996. It is agreed that at any time and from time to time during normal business hours, representatives of Threads, including its independent public accountants, shall be permitted reasonable access to the Buyer's books and records regarding the Yarn and Finished Goods, and the Yarn and Finished Goods protected area for the sole and limited purpose of observing, inspecting and conducting a physical count of the Yarn and Finished Goods and comparison to the Buyer's perpetual inventory. The Buyer agrees that in the event a physical inspection indicates that there are shortages in the Yarn and Finished Goods, the Buyer will be responsible therefor and Threads will invoice the Buyer for such shortages as follows: (i) if the shortage is of Yarn, Threads will invoice the Buyer based on the Price Schedule and (ii) if the shortage is of Finished Goods, Threads will invoice the Buyer at the amount equal to seventy-five percent (75%) of the average selling price of such product to customers during the period from the Closing Date through the date of the invoice, or, if there have been no sales of such product since the Closing Date, the average selling price for the last five (5) sales prior to the Closing. If the Buyer shall have made a payment with respect to a shortage of goods and thereafter (but prior to the expiration of the eighteen (18) month period beginning on the Closing
Date) the Buyer shall locate such goods, the Buyer shall return the goods to the Threads Yarn Inventory or the Finished Goods Inventory, as appropriate, and the Sellers, upon notice from the Buyer, shall promptly reimburse the Buyer in an amount equal to the Buyer's prior payment with respect to the shortage of such goods. The previous sentence notwithstanding, the Buyer shall be responsible for shortages of Finished Goods held pursuant to Consignment Agreements or at the other locations identified on Schedule H (the "Other Inventory Locations") only to the extent of seventy-five percent (75%) of the amounts paid by the consignees or other third parties with respect to such shortages.

(b) Threads agrees to maintain casualty insurance on the Yarn and Finished Goods in an amount not less than the full replacement value of such goods. The Buyer may, but need not, maintain similar insurance coverage, naming Threads as an additional insured. Any damage to or loss of the Yarn or Finished Goods (other than shortages discussed in Paragraph 13(a)) shall be the responsibility of Threads, provided, however, that in the event such damage to or loss of the Yarn or Finished Goods is directly attributable to the negligence or willful misconduct of the Buyer, then the Buyer shall be responsible for the damage or loss less any insurance proceeds received by Threads.

(c) The Buyer assumes sole responsibility and liability for death or injury to any person and damage to or loss of property resulting from the Buyer's storage or handling of the Yarn or Finished Goods and will further defend, indemnify and hold Threads harmless from and against all claims, damages and expenses arising out of, or related to the Buyer's storage or handling of the Yarn; provided, however, that the Buyer shall not be responsible for any death, injury, damage or loss caused by Threads or Dixie.

14. ACCESS TO FACILITIES AND RECORDS. The Buyer agrees to allow the Sellers reasonable access to its facilities and to its relevant business records on reasonable notice and during normal business hours to the extent necessary for the Sellers to verify the Buyer's compliance with its obligation under this Agreement.

15. NOTICES. All notices, certificates or other communications hereunder shall be deemed sufficiently given and shall be deemed given when delivered by hand delivery or mailed by first class, postage pre-paid, registered or certified mail, a return receipt requested, or faxed and addressed as follows:

  If to Threads or Dixie:  Dixie Yarns, Inc.
                           1100 South Watkins Street
                           Chattanooga, Tennessee  37404
                           Attention:  Chief Financial Officer
                           Facsimile No.:  (423) 493-7442

  If to the Buyer:         American & Efird, Inc.
                           22 American Street
                           Mt. Holly, North Carolina 28120
                           Attention:  Senior Vice President - Finance
                           Facsimile No.:  (704) 827-0508

16. BINDING EFFECT. This Agreement shall inure to the benefit and shall be binding upon Threads, Dixie and the Buyer and their respective successors and assigns.

17. AMENDMENT, EXECUTION AND COUNTERPARTS. This Agreement may not be amended, changed or modified, altered or terminated except by instrument in writing signed by the parties to be charged. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

18. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

19. SEVERABILITY. In the event any provision of this Agreement or any instrument delivered in connection herewith shall be held invalid or unenforceable by any arbitral body or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof or thereof.

20. HEADINGS, EXHIBITS AND SCHEDULES. The paragraph headings in this Agreement are for convenience only, and they form no part of this Agreement and shall not effect its interpretation. All exhibits and schedules attached hereto are hereby incorporated by reference and made a part of this Agreement.

21. RESOLUTION OF QUALITY DISPUTES. Any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement with respect to the handling of quality complaints and claims related to the Yarn or the Finished Goods shall be determined by Mr. Dame S. Hamby.
At the request of either party, the parties may mutually agree upon another qualified individual to settle such disputes. The expense of Mr. Hamby's or his successor's services shall be borne equally by the parties involved.

22. ARBITRATION. Except as otherwise provided in the preceding paragraph, any controversy, dispute or question arising out of, or in connection with, or in relation to this Agreement or its interpretation, performance or non-performance or any breach thereof shall be determined by arbitration conducted in Charlotte, North Carolina in accordance with the then existing rules of The American Arbitration Association and any decision rendered by The American Arbitration Association shall be binding upon the parties hereto. Any judgment upon any award, which may include an award of damages, may be entered in the highest State or Federal court having jurisdiction thereof. The expense of arbitration shall be borne equally by the parties involved.

23. ENTIRE AGREEMENT. This Agreement and the accompanying documents contain the entire agreement between the parties with respect to the subject matter hereof and all prior contemporaneous written or oral agreements with respect to the subject matter hereof are superseded hereby.



     IN WITNESS WHEREOF, Threads, Dixie and the Buyer have caused this Agreement to be executed in their respective names by their duly authorized officers and their respective seals to be hereunto affixed all as of the day and year first above written.



ATTEST:                              T-C THREADS, INC.

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)



ATTEST:                              THREADS OF PUERTO RICO, INC.

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)



ATTEST:                              DIXIE YARNS, INC.

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Treasurer                             Glenn M. Grandin, Senior
                                        Vice President

(CORPORATE SEAL)



ATTEST:                              PRODUCTOS PARA LA INDUSTRIA DE LA
                                     MAQUILA, S.A. PRIMA

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)



ATTEST:                              HILOS Y ACCESORIOS, S.A. DE C.V.

  /s/GARY A. HARMON                  By:/s/GLENN M. GRANDIN
  Assistant Secretary                   Glenn M. Grandin, President

(CORPORATE SEAL)



ATTEST:                              AMERICAN & EFIRD, INC.

  /s/CRAIG G. STOVER                 By:/s/THOMAS W. DICKSON
  Secretary                             Thomas W. Dickson, President

(CORPORATE SEAL)





List of omitted schedules and exhibits

SCHEDULE A                       Yarn Inventory
SCHEDULE B                       Price Schedule
SCHEDULE C                       Finished Goods Inventory
SCHEDULE D                       Consigned Stock Locations and Agreements
SCHEDULE E                       Weekly Sales and Cost Report
SCHEDULE F                       Quality Standards
SCHEDULE G                       Inventory Reports
SCHEDULE H                       Other Inventory Locations